                                                                  EXHIBIT (C)(4)

                                    FORM OF

                             STOCKHOLDER AGREEMENT

                  This STOCKHOLDER AGREEMENT, dated as of March 23, 1999 (this "Agreement"), is made and entered into among Sterling Software, Inc., a Delaware corporation ("Parent"), Sterling Software (Southwest), Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent ("Purchaser"), and [
             ] ("Stockholder").

                                   RECITALS:

                  A. Parent, Purchaser and Interlink Computer Sciences, Inc., a Delaware corporation ("Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which the Purchaser will merge with and into Company (the "Merger") on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

                  B. As of the date hereof, Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) [ ] shares of common stock ("Common Stock"), par value $.001 per share ("Shares"), of Company (such Shares, together with any other shares of capital stock of Company the beneficial ownership of which is acquired, or can be acquired upon exercise of vested options at a price equal to or less than the Option Consideration (as defined in Section 2.1), by Stockholder during the period from and including the date hereof through and including the earlier of (i) the Effective Time and (ii) the date that is 120 days after the date on which the Merger Agreement is terminated pursuant to
Section 8.1 thereof, are collectively referred to herein as "Subject Shares").

                  C. Pursuant to the Merger Agreement, Purchaser shall commence a cash tender offer (the "Offer") to purchase at a price of $7.00 per Share all outstanding Shares, including all of the Subject Shares. Stockholder has advised Parent and Purchaser that it intends to tender the Subject Shares in the Offer.

                  D. As a condition and inducement to Parent's and Purchaser's willingness to enter into the Merger Agreement, Parent and Purchaser have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                               VOTING AGREEMENT

                  Section 1.1 Agreement to Vote Shares. During the period (the
                              ------------------------
"Voting Period") from and including the date hereof through and including the earlier of (i) the date that is 120 days after the purchase of shares of common stock of the Company pursuant to the Offer, (ii) the date that is 120 days after the date on which the Merger Agreement is terminated pursuant to Section 8.1 thereof, or (iii) the termination of this Agreement pursuant to Section 5.2 hereof, at any meeting of the stockholders of Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of Company, Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares, now owned or hereafter acquired, in favor of the adoption of the Merger Agreement and in favor of any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. During the Voting Period, at any meeting of the stockholders of Company called to consider and vote upon any Other Proposal (as hereinafter defined) (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Other Proposal by written consent of stockholders of Company, Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Subject Shares against such Other Proposal. For purposes of this Agreement, the term "Other Proposal" means any
(a) Acquisition Proposal (as defined in the Merger Agreement) or (b) other action which is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; provided, however, that neither the Merger nor any other transaction contemplated by the Merger Agreement to be consummated by Company, Parent or Purchaser in connection with the Merger shall constitute an Other Proposal. Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be violative of the provisions and agreements contained in this Section 1.1.

                  Section 1.2 Irrevocable Proxy.
                              -----------------

                  (a) Grant of Proxy. STOCKHOLDER HEREBY APPOINTS PARENT AND ANY
                      --------------
DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT PURSUANT TO THE PROVISIONS OF SECTION 212 OF THE DELAWARE GENERAL CORPORATION LAW, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY WRITTEN CONSENT DURING THE VOTING PERIOD WITH RESPECT TO THE SUBJECT SHARES IN ACCORDANCE WITH SECTION 1.1 HEREOF. THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF STOCKHOLDER UNDER THIS AGREEMENT. STOCKHOLDER AFFIRMS THAT THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. STOCKHOLDER SHALL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY.

                  (b) Other Proxies Revoked. Stockholder represents that any
                      ---------------------
proxies heretofore given in respect of the Subject Shares are not irrevocable, and that all such proxies are hereby revoked.


                                  ARTICLE II

                                    OPTION

                  Section 2.1 Grant of Option. Stockholder hereby grants to
                              ---------------
Parent an irrevocable option (the "Option") to purchase the Subject Shares on the terms and subject to the conditions set forth herein, at a price per Subject Share equal to $7.00 in cash or any higher price that Parent or any controlled affiliate of Parent offers to pay for the shares of Common Stock of the Company made generally to the stockholders of the Company (such price being referred to as the "Option Consideration").

                  Section 2.2 Exercise of Option. (a) Parent may exercise the
                              ------------------
Option, in whole or in part, at any time or from time to time during the period (the "Option Period") from and including the date hereof through and including the earlier of (i) the date that is 120 days after the purchase of shares of common stock of the Company pursuant to the Offer, or (ii) the date that the Merger Agreement is terminated pursuant to Section 8.1 thereof, provided,
                                                                --------
however, that the Option shall terminate with respect to any Subject Shares that
-------
are tendered pursuant to the Offer and purchased by Purchaser thereunder. Notwithstanding anything in this Agreement to the contrary, Parent shall be entitled to purchase all Subject Shares in respect of which it shall have exercised the Option in accordance with the terms hereof prior to the expiration of the Option Period, and the expiration of the Option Period shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such expiration.

                  (b) Parent shall not demand appraisal rights under Section 262 of the DGCL in respect of any Subject Shares.

                  (c) If Parent wishes to exercise the Option, it shall deliver to Stockholder a written notice (an "Exercise Notice") to that effect which specifies (i) the number of Subject Shares to be purchased from Stockholder and
(ii) a date (an "Option Closing Date") not earlier than three business days after the date such Exercise Notice is delivered for the consummation of the purchase and sale of such Subject Shares (an "Option Closing"). If and to the extent necessary to deliver the number of Shares to be purchased pursuant hereto, Stockholder shall exercise vested stock options promptly upon receipt of an Exercise Notice. If the Option Closing cannot be effected on the Option Closing Date specified in the Exercise Notice by reason of a preliminary or final injunction or any other applicable judgment, decree, order, law or regulation, or because any applicable waiting period under the HSR Act shall not have expired or been terminated, (i) Stockholder shall promptly take all such actions as may be reasonably requested by Parent, and shall otherwise fully cooperate with Parent, to cause the elimination of all such impediments to the Option Closing and (ii) the Option Closing Date specified in the Exercise Notice shall be extended to the fifth business day following the elimination of all such impediments. The place of the Option Closing shall be at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Embarcadero Center, San Francisco, California 94111, and the time of the Option Closing shall be 10:00 a.m. (New York Time) on the Option Closing Date.

                  Section 2.3 Payment and Delivery of Certificates. At any
                              ------------------------------------
Option Closing, Parent shall pay to Stockholder the Option Consideration payable in respect of the Subject Shares to be purchased from Stockholder at the Option Closing, and Stockholder shall deliver to Parent such Subject Shares, free and clear of all Liens, with the certificate or certificates evidencing such Subject Shares being duly endorsed for transfer by Stockholder and accompanied by all powers of attorney and/or other instruments necessary to convey valid and unencumbered title thereto to Parent, and shall, to the extent permissible, assign to Parent (pursuant to a written instrument in form and substance satisfactory to Parent) all rights that Stockholder may have to require Company to register such Subject Shares under the Securities Act. Transfer taxes, if any, imposed as a result of the exercise of the Option shall be borne by Stockholder.

                  Section 2.4 Adjustment upon Changes in Capitalization, Etc. In
                              ----------------------------------------------
the event of any change in the capital stock of Company by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares, extraordinary distribution or similar transaction, the type and number or amount of shares, securities or other property subject to the Option, and the Option Consideration payable therefor, shall be adjusted appropriately so that Parent shall receive upon exercise of Option the type and number or amount of shares, securities or property that Parent would have retained and/or been entitled to receive in respect of the Subject Shares if the Option had been exercised immediately prior to such event relating to Company or the record date therefor, as applicable. The provisions of this Section 2.4 shall apply in a like manner to successive stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or extraordinary distributions or similar transactions.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

                  Section 3.1 Certain Representations and Warranties of Stock
                              -----------------------------------------------
holder. Stockholder represents and warrants to Parent and Purchaser as follows:
------

                  (a)  Ownership.  Stockholder is the sole record and beneficial
                       ---------
owner of [       ] Shares and has full and unrestricted power to dispose of and to vote such Shares.  Stockholder is the beneficial owner of options to
purchase [       ] Shares of which [         ] options to purchase Shares are
fully vested.  Stockholder
does not beneficially own any securities of Company on the date hereof other than such Shares. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Articles I and II hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

                  (b) Power and Authority; Execution and Delivery. Stockholder
                      -------------------------------------------
has all requisite legal capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and, assuming that this Agreement constitutes the valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (c) No Conflicts. The execution and delivery of this Agreement
                      ------------
do not, and, subject to compliance with the HSR Act and securities laws, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any breach of any organizational documents applicable to Stockholder or (ii) conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, a right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Stockholder, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) materially impair the ability of Stockholder to perform Stockholder's obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (d) No Encumbrances. Except as applicable in connection with
                      ---------------
the transactions contemplated by Articles I and II hereof, the Subject Shares and the certificates representing the Subject Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder or any such encumbrances not caused or created by Stockholder.

                  (e) No Finder's Fees. No broker, investment banker, financial
                      ----------------
advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

                  Section 3.2 Representations and Warranties of Parent and
                              --------------------------------------------
Purchaser. Parent and Purchaser hereby represent and warrant to Stockholder
---------
that:

                  (a) Power and Authority; Execution and Delivery. Parent and
                      -------------------------------------------
Purchaser each has all requisite legal capacity, corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming that this Agreement constitutes the valid and binding obligation of Stockholder, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                  (b) No Conflicts. The execution and delivery of this Agreement
                      ------------
do not, and, subject to compliance with the HSR Act, to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any breach of any organizational documents applicable to Parent or Purchaser or (ii) conflict with, result in a breach or violation of or default (with or without notice or lapse of time or both) under, or give rise to a material obligation, right of termination, cancellation, or acceleration of any obligation or a loss of a material benefit under, or require notice to or the consent of any person under any agreement, instrument, undertaking, law, rule, regulation, judgment, order, injunction, decree, determination or award binding on Parent or Purchaser, other than any such conflicts, breaches, violations, defaults, obligations, rights or losses that individually or in the aggregate would not (i) impair the ability of Parent and Purchaser to perform their obligations under this Agreement or (ii) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (c) Purchase Not for Distribution. The Option and the Subject
                      -----------------------------
Shares to be acquired upon exercise of the Option are being and shall be acquired by Parent without a view to public distribution thereof otherwise than in compliance with the Securities Act and applicable state securities laws and shall not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act and in compliance with applicable state securities laws.


                                  ARTICLE IV

                               CERTAIN COVENANTS

                  Section 4.1 Certain Covenants of Stockholder.
                              --------------------------------

                  (a) Restriction on Transfer of Subject Shares, Proxies and
                      ------------------------------------------------------
Noninterference. During the period (the "Restricted Period") from and including
---------------
the date hereof through and including the earlier of (i) the Effective Time and
(ii) the end of the Option Period (or, in the case of clause (B), the end of the Voting Period), Stockholder shall not, directly or indirectly: (A) except pursuant to the terms of this Agreement and except for the tender of Subject Shares in the Offer, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares; (B) except pursuant to the terms of this Agreement, grant any proxies (other than proxies relating to the election of management's slate of directors at an annual meeting of Company's stockholders, and other routine matters which would not require the filing of a preliminary proxy statement under Rule 14a-6(a) of the Exchange Act), or powers of attorney, deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to any of the Subject Shares; or (C) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of impairing the ability of Stockholder to perform Stockholder's obligations under this

Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or by the Merger Agreement.

                  (b) Cooperation. Stockholder, in the capacity as a
                      -----------
stockholder, shall cooperate fully with Parent, Purchaser and Company in connection with their respective efforts to fulfill the conditions to the Merger set forth in Article VII of the Merger Agreement.

                  (c) Releases. Stockholder hereby fully, unconditionally and
                      --------
irrevocably releases, effective as of the Effective Time, any and all claims and causes of action that Stockholder has or may have against Company or any of its Subsidiaries or any present or former director, officer, employee or agent of Company or any of its Subsidiaries (collectively, the "Released Parties") arising or resulting from or relating to any act, omission, event or occurrence prior to the Effective Time; provided, however, that such release shall not apply to any claim or cause of action insofar as it relates to any entitlement to indemnification, or to compensation or benefits earned or accrued by or for the benefit of Stockholder prior to the Effective Time in respect of services performed by Stockholder to Company as a director, officer, consultant or employee of Company.

                  (d) No Solicitation. Stockholder shall not, in the capacity as
                      ---------------
a stockholder, respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any business combination merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving Company or any Subsidiary, division or operating or principal business unit of Company. If Stockholder, in the capacity as a Stockholder, receives any such inquiry or proposal, then Stockholder shall promptly inform Parent of the existence thereof. Stockholder, in the capacity as a Stockholder, will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (e) Reliance by Parent. Stockholder understands and
                      ------------------
acknowledges that Parent and Purchaser are entering into, the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

                                   ARTICLE V

                                 MISCELLANEOUS

                  Section 5.1 Fees and Expenses. Each party hereto shall pay its
                              -----------------
own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

                  Section 5.2 Amendment; Termination. This Agreement may not be
                              ----------------------
amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement and the proxies granted pursuant to Section 1.2 shall terminate immediately following (i) termination of the Merger Agreement pursuant to Section 8.1(a) thereof, provided at the time of such termination the parties intend to abandon the transactions contemplated by the Merger Agreement or (ii) termination of the Merger Agreement pursuant to Section 8.1(d)(iv) thereof, provided at the time of such termination Company is not in breach of the Merger Agreement or (iii) any termination of the Merger Agreement solely because the condition contained in Section 7.1(d) of the Merger Agreement is incapable of being fulfilled.

                  Section 5.3 Extension; Waiver. Any agreement on the part of a
                              -----------------
party to waive any provision of this Agreement, or to extend the time for any performance hereunder, shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  Section 5.4 Entire Agreement; No Third-Party Beneficiaries.
                              ----------------------------------------------
This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties any rights or remedies; provided, however, that the provisions of Section 4.1(c) are intended to inure to the benefit of, and to be enforceable by, the Released Parties.

                  Section 5.5 Governing Law. This Agreement shall be governed
                              -------------
by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                  Section 5.6 Notices. All notices, requests, claims, demands
                              -------
and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or sent by overnight courier or telecopy (providing proof of delivery) to the address set forth below (or, in each case, at such other address as shall be specified by like notice).

If to Parent or Purchaser:
                                    Sterling Software, Inc.
                                    300 Crescent Court, Suite 1200
                                    Dallas, Texas  75201
                                    Attention: Don J. McDermett, Jr., Esq.
                                    Telecopy: (214) 981-1265

                  with a copy (which shall not constitute notice) to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Blaine V. Fogg, Esq.
                           Telecopy:  (212) 735-2000

If to Stockholder:



                  with a copy (which shall not constitute notice) to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA  94304
                           Attention:  Thomas C. DeFilipps, Esq.
                           Telecopy:  (650) 493-6811

                  Section 5.7 Assignment. Neither this Agreement nor any of the
                              ----------
rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by Stockholder without the prior written consent of Parent, and any such assignment or delegation that is not consented to shall be null and void. This Agreement, together with any rights, interests, or obligations of Parent and Purchaser hereunder, may be assigned or delegated, in whole or in part, by Parent and Purchaser without the consent of or any action by Stockholder upon notice by Parent or Purchaser to Stockholder as herein provided. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including without limitation any person to whom any Subject Shares are sold, transferred, assigned or passed, whether by operation of law or otherwise).

                  Section 5.8 Confidentiality. Stockholder recognizes that
                              ---------------
successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which event Stockholder shall give notice of such disclosure to Parent as promptly as practicable so as to enable Parent to seek a protective order from a court of competent jurisdiction with respect thereto.

                  Section 5.9 Further Assurances. Stockholder shall execute and
                              ------------------
deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent or Purchaser in order to ensure that Parent and Purchaser receive the full benefit of this Agreement.

                  Section 5.10 Enforcement. Irreparable damage would occur in
                               -----------
the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appro-priate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

                  Section 5.11 Severability. Whenever possible, each provision
                               ------------
or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  Section 5.12 Descriptive Headings. The descriptive headings
                               --------------------
used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  Section 5.13 Counterparts. This Agreement may be executed in
                               ------------
one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.


                                      [signature page follows]

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.

                                           STERLING SOFTWARE, INC.


                                            By:
                                               --------------------------
                                            Name: Don J. McDermett, Jr.
                                            Title: Senior Vice President

                                            STERLING SOFTWARE (SOUTHWEST), INC.


                                            By: ___________________________
                                                Name: Don J. McDermett, Jr.
                                                Title: Vice President




                                            ______________________________
                                            [           ]

                                     ANNEX
                     Share Ownership for Stockholders who
                        executed Stockholder Agreements


                                                             SHARES ISSUABLE           OPTIONS VESTED AS
                                          OUTSTANDING           PURSUANT TO               OF MARCH 23,
            STOCKHOLDER                     SHARES         OUTSTANDING OPTIONS               1999
------------------------------------    ---------------    -------------------------    ---------------------
Directors and Officers:
Ralph B. Godfrey                                      0                     18,750                    4,688
Andrew I. Fillat                                      0                     26,250                   10,001
Ronald W. Braniff                                21,000                     74,250                   58,001
Augustus J. Berkeley                             17,522                    412,300                  129,455
William C. Jones                                 13,746                     60,000                   13,938
Christopher A. Markle                            13,934                     47,500                   21,043
Victor C. Langford                               15,000                     75,000                   18,752
James A. Barth                                   19,352                     90,000                   25,714
Michael J. Satterwhite                            1,282                     50,000                   22,917

Other Stockholders:
CISCO Systems, Inc.                             622,000                          0                        0
(Advent International Entities)
Adtel, L.P.                                      38,629                          0                        0
Adventact, L.P.                                  21,461                          0                        0
Advent International Investors II
L.P.                                                861                          0                        0
Adwest L.P.                                      17,169                          0                        0
Global Private Equity II L.P.                   322,029                          0                        0
Golden Gate Development and
         Investment L.P.                         47,083                          0                        0
                                        ---------------    -----------------------    ---------------------
                                              1,171,068                    854,050                  304,509

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